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                                                                Exhibit 10(s)


AGREEMENT made as of the 20th day of June, 1996 by and between Westinghouse Electric Corporation ("Westinghouse") and Mel Karmazin ("Executive").

                                  WITNESSETH:

         Upon the consummation of the Agreement and Plan of Merger dated as of the date hereof among Westinghouse, R Acquisition Corp. and Infinity Broadcasting Corporation ("Infinity") (the "Merger"), and pursuant to the terms thereof, Executive shall be employed as Chairman and Chief Executive Officer, Westinghouse/CBS Radio Group. Executive will report only to the highest executive officer of Westinghouse (currently Michael H. Jordan) and the Board of Directors of Westinghouse ("the Board").

         Subject to the supervision of the Board, Executive will be responsible for and have full authority to manage all owned and operated radio stations and other radio-related activities of the Westinghouse/CBS Radio Group, such as the CBS Radio Networks, radio sales representatives, and administrative functions. All entities which conduct activities or operations described below and which are owned, operated or controlled in whole or part by Westinghouse or in which Westinghouse has a direct or indirect interest will be treated as if they were part of the Westinghouse/CBS Radio Group and the presidents or other


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chief executive officers, as applicable, of such entities will report solely to
Executive. Without limitation, the foregoing shall apply to any such domestic United States entity, regardless of where it conducts business and any foreign entity which conducts business in the United States, which Westinghouse owns, operates, controls or in which it acquires a direct or indirect interest following the date hereof, and which is engaged, directly or indirectly, in any activity or operation which Infinity operated or controlled or in which it or any entity related to it had an interest on the date of consummation of the Merger. Such activities and operations include, or are deemed to include, without limitation, the following, anywhere throughout the world: (A) radio broadcast operations and activities; (B) ownership, management and/or operation of radio stations; (C) development, production, co-production, financing, distribution and exploitation of audio works and any elements thereof and derivatives therefrom; (D) the ownership, management and/or operation of radio stations and/or radio networks; and (E) commercial tie-ups and merchandising. Executive's authority shall include the right to hire and fire all persons employed by the Westinghouse/CBS Radio Group and to approve any and all employment and similar agreements relating to such persons


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in accordance with CBS and Westinghouse personnel policies and practices, including the Westinghouse Compensation Committee Charter. All officers, employees and other personnel of the Westinghouse/CBS Radio Group shall report only to Executive either directly or through such channels as Executive in his discretion shall specify. Executive shall have full authority to manage the Westinghouse/CBS Radio Group, including its personnel, business and operations in accordance with applicable policies and procedures, including those of the Board.

         Executive will be employed for a four-year term commencing on the effective time of the Merger (the "Effective Time"), at a starting annual salary of $925,000. Thereafter, Executive's salary shall be subject to merit review and annual increase (but not decrease) at the sole discretion of the Compensation Committee of the Board ("Compensation Committee").

         Executive shall have the opportunity to receive an annual incentive bonus payment for each year of the term of this Agreement based on performance of the Westinghouse/CBS Radio Group. The target amount of the annual incentive bonus for each full calendar year during the employment term will be $1,500,000, with a range of $900,000 to $2,625,000. No amount shall be payable under this paragraph for any such


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year unless the minimum performance standards determined by the Compensation
Committee for any such year have been met. The full amount of the annual incentive bonus payments provided in this paragraph may be deferred in accordance with the terms of the Westinghouse Deferred Incentive Compensation Program as in effect from time to time.

         Promptly following the Effective Time, Executive shall be granted 500,000 options to acquire Westinghouse common stock, with an exercise price equal to the fair market value of a share on the date of grant, and otherwise containing customary terms, representing a one-time only grant of options for the four-year term of this Agreement. 250,000 of the options shall vest one year from the date of grant, and the remaining 250,000 options shall vest two years from the date of grant. All previously granted unvested options shall vest effective (i) on the date of Executive's death, (ii) upon the occurrence of a change in control of Westinghouse/CBS Radio Group, or upon the date that Executive's employment is terminated without cause or for disability. Westinghouse has expressed its intention to effect certain internal reorganizations and restructurings. For purposes of determining whether a change in control has occurred under clause (ii) of the second preceding sentence, as long as Westinghouse Electric Corporation or an affiliate


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owns or controls at least 50% of the radio assets of the Westinghouse/CBS Radio
Group, as such entity is constituted from time to time, no change of control shall be deemed to have occurred under this Agreement.

         Benefits and perquisites shall be consistent with those of Westinghouse executives at Executive's level of authority and responsibility.

         Executive may be terminated for cause on the same terms and conditions as set forth in Executive's most recent employment agreement with Infinity. In the event of any termination by Westinghouse of Executive's employment without cause, or any other breach of this Agreement by Westinghouse, Westinghouse shall pay Executive immediately a lump sum cash payment equal to the compensation (including annual incentive compensation) that would otherwise have been paid to Executive, for the remainder of the term and such payment shall be Executive's exclusive remedy.

         Westinghouse shall own all right, title and interest in perpetuity to the result of Executive's services and all artistic materials and intellectual properties which are, in whole or in part, created, developed or produced by Executive during the term of this Agreement and which are suggested by or related to Executive's employment hereunder or any activities to which Executive is assigned, and


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Executive shall not have or claim to have any right, title or interest therein of any kind or nature. Nothing in the preceding sentence is intended to constitute a waiver of Westinghouse's or CBS' conflict of interest policies.

         Executive agrees to devote all customary business time and attention to the affairs of Westinghouse/CBS Radio Group except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of Westinghouse for executives in comparable positions, and agrees that his services shall be completely exclusive to Westinghouse/CBS Radio Group during the term hereof.

         Executive acknowledges that he has been furnished a copy of the Westinghouse policy concerning conflicts of interest ("Conflicts Policy"). Executive further acknowledges that he has read and fully understands all the requirements thereof, and acknowledges that at all times during the Employment Period he shall perform his services hereunder in full compliance with the Conflicts Policy and with any revisions thereof or additions thereto.

         To the fullest extent permitted by the laws of the State of New York, Westinghouse/CBS Radio Group shall protect, indemnify and hold harmless Executive and any entity claiming under or through him from and against any claim, loss, liability, judgment and expense (including


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reasonable attorneys' fees) arising from or relating to Executive's employment by Westinghouse/CBS Radio Group.

         This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto (other than benefits under a plan or option agreement, which shall be subject to the laws specified therein) shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

         It is understood that at the Effective Time the existing employment agreements and all ancillary agreements related thereto between Executive and Infinity are terminated.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of
June 20, 1996.

                                       Westinghouse Electric Corporation

                                       By /s/ FREDRIC G. REYNOLDS
                                          -----------------------


                                          /s/ MEL KARMAZIN
                                          -----------------------
                                          Mel Karmazin